Exhibit 99.2

AVENTAIL CORPORATION
NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) made to purchase shares of Aventail Corporation (the “Company”) Series E Preferred Stock:

Optionee: _____________________________________________
Grant Date: ____________________________________________
Type of Option:  Incentive Stock Option
Grant Number: _________________________________________
Number of Option Shares: ________________________ shares
Exercise Price: $__________________________ per share
Vesting Commencement Date: _____________________________
Expiration Date: ________________________________________

Exercise Schedule

Subject to the Optionee’s continued Service to the Company, a Parent or a Subsidiary, the Option shall vest and become exercisable with respect to (i) twenty-five percent (25%) of the Option Shares upon Optionee’s completion of one (1) year of Service measured from the Vesting Commencement Date and (ii) the balance of the Option Shares in a series of thirty-six (36) successive equal monthly installments upon Optionee’s completion of each additional month of Service over the thirty-six (36)-month period measured from the first year anniversary of the Vesting Commencement Date.  In no event shall the Option vest and become exercisable for any additional Option Shares after Optionee’s cessation of Service.

Should Optionee request a reduction to his or her work commitment to less than thirty (30) hours per week, then the Committee shall have the right to extend the period over which the Option shall thereafter vest and become exercisable for the Option Shares during the remainder of the Option term. The decision whether or not to approve Optionee’s request for any reduced work commitment shall be at the sole discretion of the Company. In no event shall any extension of the Exercise Schedule for the Option Shares result in the extension of the Expiration Date of the Option.

Optionee understands and agrees that the Option is offered subject to and in accordance with the terms of the Aventail Corporation 2007 Equity Incentive Plan (the “Plan”). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto.

No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, the attached Stock Option Agreement or the Plan.

STOCK OPTION AGREEMENT

Recitals

A.           The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or of the board of directors of any Parent or Subsidiary and Consultants and other independent advisors who provide services to the Company (or any Parent or Subsidiary).

B.           Optionee is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to Optionee.

C.           All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement, the attached Notice of Grant of Stock Option (the “Notice”), or the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1.           Grant of Option. The Company hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Notice.  The Option Shares shall be purchasable from time to time during the Option term specified in Paragraph 2 at the Exercise Price specified in the Notice.  If designated as an ISO in the Notice, the Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

2.           Option Term. This Option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner exercised or expired as to all of the Option Shares in accordance with Paragraph 4 or unless sooner terminated in accordance with Paragraph 5 or 6.

3.           Limited Transferability. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution, and, with respect to NQSOs, by instrument to an inter vivos or testamentary trust in which the options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “immediate family” as that term is defined in 17 C.F.R. 240.16a-1(e), and may be exercised during the lifetime of the Optionee only by the Optionee or in the event of the Optionee’s incapacity, by the Optionee’s legal representative.   The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the Option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Company may deem appropriate. Should the Optionee die while holding this Option, then this Option shall be transferred in accordance with Optionee’s will or the laws of descent and distribution.  The terms of the Option shall be binding upon the executors, administrators, successors and assigns of the Optionee.

4.           Dates of Exercise. This Option shall vest and become exercisable for the Option Shares in one or more installments as specified in the Notice.

5.           Cessation of Service. The Option term specified in Paragraph 2 shall terminate (and this Option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(i)           Should Optionee cease to remain in Service for any reason (other than death, Disability or Cause) while this Option is outstanding, then Optionee’s right to exercise this Option shall lapse, and this Option shall cease to be outstanding, upon the earlier of (A) the date that is three (3) months following the date of such cessation of Service and (B) the Expiration Date.

(ii)           If Optionee ceases Service because of death or Disability of Optionee, the Optionee, or the personal representative of Optionee’s estate or the person or persons to whom the Option is transferred pursuant to Optionee’s will or in accordance with the laws of descent and distribution shall have the right to exercise this Option. Such right shall lapse, and this Option shall cease to be outstanding, upon the earlier of (A) twelve (12) months following the cessation of Services or (B) the Expiration Date.

(iv)           Optionee’s date of cessation of Service shall mean the date upon which Optionee ceases active performance of services for the Company following the provision of such notification of termination or resignation from Service and shall be determined solely by this Agreement and without reference to any other agreement, written or oral, including Optionee’s contract of employment, and shall not otherwise include any period of notice of termination of employment, whether expressed or implied.

(v)           During the limited period of post-Service exercisability, this Option may not be exercised in the aggregate for more than the number of vested Option Shares for which the Option is exercisable at the time of Optionee’s cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this Option shall terminate and cease to be outstanding for any vested Option Shares for which the Option has not been exercised. However, this Option shall, immediately upon Optionee’s cessation of Service for any reason, terminate and cease to be outstanding with respect to any Option Shares in which Optionee is not otherwise at that time vested or for which this Option is not otherwise at that time exercisable.

(vi)           Should Optionee’s Service be terminated for Cause or should Optionee otherwise engage in activities constituting Cause while this Option is outstanding, then this Option shall terminate immediately and cease to remain outstanding.  In the event Optionee’s Service with the Company is suspended pending an investigation of whether Optionee’s Service will be terminated for Cause, all Optionee’s rights under the Option, including the right to exercise the Option, shall be suspended during the investigation period.

6.           Accelerated Termination of Option. This Option shall automatically terminate immediately prior to the effective date of a Corporate Transaction; however no such termination of this Option shall occur if and to the extent: (i) this Option is, in connection with a Corporate Transaction, either assumed by the successor corporation (or parent thereof) or replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) or (ii) this Option is replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested Option Shares at the time of a Corporate Transaction (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such Shares) and provides for subsequent pay-out in accordance with the same Exercise Schedule set forth in the Notice. The determination of option comparability under clause (i) of the preceding sentence shall be made by the Committee, and such determination shall be final, binding and conclusive.

7.           Adjustment in Option Shares. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, appropriate adjustments shall be made to (i) the total number and/or kind of shares or securities subject to this Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8.           Shareholder Rights. The holder of this Option shall not have any shareholder rights with respect to the Option Shares until such person shall have exercised the Option, paid the Exercise Price and become a holder of record of the purchased Shares.

9.           Manner of Exercising Option.

(a)           In order to exercise this Option with respect to all or any part of the Option Shares for which this Option is at the time exercisable, Optionee (or any other person or persons exercising the Option) must take the following actions:

(i)           Pay the aggregate Exercise Price for the purchased Shares in one or more of the following forms:

(A)           cash or check made payable to a Company-designated brokerage firm or the Company; or

(B)           as permitted by applicable law, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the Option) shall concurrently provide irrevocable written instructions (I) to a Company-designated brokerage firm (or in the case of an executive officer or Board member of the Company, an Optionee-designated brokerage firm) to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares plus, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates and (II) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction.

(ii)           Furnish to the Company appropriate documentation that the person or persons exercising the Option (if other than Optionee) have the right to exercise this Option.

(iii)           Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all tax withholding requirements applicable to the Option exercise.

(b)           As soon as practical after the exercise date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this Option) the purchased Option Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company), with the appropriate legends affixed thereto.

(c)           In no event may this Option be exercised for any fractional Shares.

(d)           Notwithstanding any other provisions of the Plan, this Agreement or any other agreement to the contrary, if at the time this Option is exercised, Optionee is indebted to the Company (or any Parent or Subsidiary) for any reason, the following actions shall be taken, as deemed appropriate by the Committee:

(i)           any Shares to be issued upon such exercise shall automatically be pledged against Optionee’s outstanding indebtedness; and

(ii)           if this Option is exercised in accordance with subparagraph 9(a)(i)(B) above, the after tax proceeds of the sale of Optionee’s Shares shall automatically be applied to the outstanding balance of Optionee’s indebtedness.

10.           Notice of Disqualifying Disposition. If the Option is an ISO, and if the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, and (ii) the date one (1) year after transfer of such Shares to the Optionee upon exercise of the Option, the Optionee shall immediately notify the Company in writing of such disposition.  The Optionee agrees that the Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee from the early disposition by payment in cash or out of the current wages or other compensation payable to the Optionee.

11.           Tax Consequences.  Set forth below is a brief summary as of the Effective Date of the Plan of some of the U.S. federal and applicable state tax consequences of exercise of the Option and disposition of the Shares.  THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

(a)           Exercise of ISO.  If the Option qualifies as an ISO, there will be no regular U.S. federal or applicable state income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be treated as a tax preference item for federal alternative minimum tax purposes and may subject the Optionee to the alternative minimum tax in the year of exercise.

(b)           Exercise of Nonqualified Stock Option.  If the Option does not qualify as an ISO, there may be regular U.S. federal and applicable state income tax liability upon the exercise of the Option.  The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price.  If the Optionee is a current or former employee of the Company, the Company may be required to withhold from the Optionee’s compensation or collect from the Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

(c)           Disposition of Shares.  The following tax consequences may apply upon disposition of the Shares.

(i)           Incentive Stock Options.  If the Shares are held for more than twelve (12) months after the date of purchase of the Shares pursuant to the exercise of an ISO and are disposed of more than two (2) years after the Date of Grant set forth in the Grant Notice, any gain realized on disposition of the Shares will be treated as long term capital gain for U.S. federal and applicable state income tax purposes.  If Shares purchased under an ISO are disposed of within either of the applicable one (1) year or two (2) year holding periods, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates in the year of the disposition) to the extent of the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price.

(ii)           Nonqualified Stock Options.  If the Shares are held for more than twelve (12) months after the date of purchase of the Shares pursuant to the exercise of an NQSO, any gain realized on disposition of the Shares will be treated as long-term capital gain.

(iii)           Withholding.  The Company may be required to withhold from the Optionee’s compensation or collect from the Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income.

10.           Compliance with Laws and Regulations.

(a)           The exercise of this Option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable laws, regulations and rules relating thereto, including all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Shares may be listed for trading at the time of such exercise and issuance.

(b)           The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

11.           Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

12.           Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address maintained for Optionee in the Company’s records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13.           Construction. The Notice, this Agreement, and the Option evidenced hereby (a) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and (b) constitute the entire agreement between Optionee and the Company on the subject matter hereof and supercede all proposals, written or oral, an all other communications between the parties related to the subject matter.  All decisions of the Committee with respect to any question or issue arising under the Notice, this Agreement or the Plan shall be conclusive and binding on all persons having an interest in this Option.

14.           Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Washington without resort to the conflict of laws principles thereof.

15.           Excess Shares. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of Shares which may without shareholder approval be issued under the Plan, then this Option shall be void with respect to those excess shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares issuable under the Plan is obtained in accordance with the provisions of the Plan and all applicable laws, regulations and rules.

16.           Leave of Absence.  Unless otherwise determined by the Committee, the following provisions shall apply upon the Optionee’s commencement of an authorized leave of absence:

(a)           The Exercise Schedule in effect under the Notice shall be frozen as of the first day of the authorized leave, and this Option shall not become exercisable for any additional installments of the Option Shares during the period Optionee remains on such leave.

(b)           In no event shall this Option become exercisable for any additional Option Shares or otherwise remain outstanding if Optionee does not resume Service prior to the Expiration Date of the Option term.

17.           Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

18.           Authorization to Release Necessary Personal Information.

(a)           Optionee hereby authorizes and directs Optionee’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding Optionee’s employment, the nature and amount of Optionee’s compensation and the fact and conditions of Optionee’s participation in the Plan (including, but not limited to, Optionee’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the exercise of Options under the Plan or with whom Shares acquired upon exercise of this Option or cash from the sale of such shares may be deposited. Optionee acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Optionee’s residence. Furthermore, Optionee acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties is necessary for Optionee’s participation in the Plan.

(b)           Optionee may at any time withdraw the consents herein, by contacting Optionee’s local human resources representative in writing. Optionee further acknowledges that withdrawal of consent may affect Optionee’s ability to exercise or realize benefits from the Option, and Optionee’s ability to participate in the Plan.

19.           No Entitlement or Claims for Compensation.

(a)           Optionee’s rights, if any, in respect of or in connection with this Option or any other Award is derived solely from the discretionary decision of the Company to permit Optionee to participate in the Plan and to benefit from a discretionary Award.  By accepting this Option, Optionee expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to Optionee.  This Option is not intended to be compensation of a continuing or recurring nature, or part of Optionee’s normal or expected compensation, and in no way represents any portion of a Optionee’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

(b)           Neither the Plan nor this Option or any other Award granted under the Plan shall be deemed to give Optionee a right to remain an Employee, Consultant or director of the Company, a Parent or a Subsidiary or an Affiliate.  The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of Optionee at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and Optionee shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Option or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(c)           Optionee agrees that the Company may require Options granted hereunder be exercised with, and the Option Shares held by, a broker designated by the Company.  In addition, Optionee agrees that his or her rights hereunder shall be subject to set-off by the Company for any valid debts the Optionee owes to the Company.

AVENTAIL CORPORATION
NOTICE OF EXERCISE

Ladies and Gentlemen:

1.           Option.  The person named below (the “Purchaser”) was granted an option (the “Option”) to purchase shares of Series E Preferred Stock of Aventail Corporation., a Washington corporation (the “Company”) pursuant to the Company’s 2007 Equity Incentive Plan, as may be amended from time to time (the “Plan”), by Notice of Grant of Stock Option (the “Grant Notice”) and the Stock Option Agreement (the “Stock Option Agreement”) attached thereto, as described below.

Purchaser’s Name:

Date of Option Grant:

Number of Shares Initially Subject to Option:

Exercise Price per Share:          $

Type of Option:      ☐ Incentive                                ☐ Nonqualified

2.           Exercise of Option.  I hereby elect to exercise the Option to purchase the following number of Shares, as authorized by the Grant Notice and the Stock Option Agreement:

Total Shares Purchased:

Total Exercise Price:                $
(Total Shares Purchase multiplied by the Exercise Price per Share)

3.           Payment.  I enclose payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Stock Option Agreement:

☐ Cash (by check, with a copy attached hereto as Attachment 1):$

☐ Tender of ___________ fully paid, nonassessable
and vested shares of Company Series E Preferred Stock (such
shares must meet the eligibility requirements set forth
in Section 9(a)(i)(B) of the Option Agreement):                          $

4.           Optionee Information.

My address is:

My Social Security Number is:

5.           Title to Shares.  The exact spelling of the name(s) under which I will take title to the Shares is:

I desire to take title to the Shares as follows:

☐      Individual, as separate property

☐      Husband and wife, as community property

☐      Joint Tenants

☐      Other; please specify:

To assign the Shares to a trust, a stock transfer agreement in the form provided by the Company (the “Stock Transfer Agreement”) must be completed and executed.

6.           Exhibits; Acknowledgements.  I acknowledge and agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Plan and the Stock Option Exercise Agreement attached hereto as Exhibit A.  The Plan and the Stock Option Exercise Agreement are incorporated herein by reference.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan or in the Stock Option Exercise Agreement, as applicable.  I acknowledge receipt of a copy of the Plan and the Stock Option Exercise Agreement, represent that I have carefully read and am familiar with their provisions, and hereby accept the Shares subject to all of their terms and conditions.  I acknowledge that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that I should consult a tax adviser prior to such exercise or disposition.

[Remainder of Page Intentionally Left Blank]

This Notice of Exercise and the Stock Option Exercise Agreement shall be effective as of the later date on which this Notice is executed by the Company and the Purchaser.

Very truly yours,

(Signature)

Dated:

Receipt of the above is hereby acknowledged.

AVENTAIL CORPORATION

By:

Title:

Dated:

EXHIBITS:                                           Exhibit A – Stock Option Exercise Agreement
ATTACHMENTS:                                           Attachment 1 – Copy of Check

Exhibit A to Notice of Exercise

AVENTAIL CORPORATION
2007 EQUITY INCENTIVE PLAN
STOCK OPTION EXERCISE AGREEMENT

1.  EXERCISE OF OPTION.

1.1  Exercise.  Pursuant to exercise of that certain option (the “Option”) granted to the Purchaser (the “Purchaser”) named on the Notice of Exercise (the “Exercise Notice”) to which this Stock Option Exercise Agreement is attached, under the 2007 Equity Incentive Plan as may be amended from time to time (the “Plan”), of Aventail Corporation, a Washington corporation (the “Company”), and subject to the terms and conditions of the Exercise Notice and this Stock Option Exercise Agreement (the “Exercise Agreement”), the Purchaser hereby purchases from the Company, and the Company hereby sells to the Purchaser, the Total Shares Purchased set forth in the Exercise Notice (the “Shares”) of the Company’s Series E Preferred Stock at the Exercise Price per Share set forth in the Exercise Notice (the “Exercise Price”).  As used in this Exercise Agreement, the term “Shares” refers to the Shares purchased under the Exercise Notice and this Exercise Agreement and includes all securities received (i) in replacement of the Shares, (ii) as a result of stock dividends or stock splits with respect to the Shares, and (iii) all securities received in replacement of the Shares in a merger, recapitalization, reorganization or similar corporate transaction.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan or the Exercise Notice.

1.2  Payment.  The Purchaser hereby delivers payment of the Exercise Price as set forth in the Exercise Notice.

2.  DELIVERY.

2.1  Deliveries by Purchaser.  The Purchaser hereby delivers to the Company (i) the Exercise Notice, (ii) the Stock Powers, (iii) if applicable, the Spouse Consent, and (vi) the Exercise Price and payment or other provision for any applicable tax obligations as specified in the Exercise Notice.

2.2  Deliveries by the Company.  Upon its receipt of the Exercise Price, payment or other provision for any applicable tax obligations and all the documents to be executed and delivered by the Purchaser to the Company under Section 2.1 above, the Company will issue a duly executed stock certificate evidencing the Shares in the name of the Purchaser.

3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.  The Purchaser represents and warrants to the Company that:

3.1  Agrees to Terms of the Plan.  The Purchaser has received a copy of the Plan, the Grant Notice and the Stock Option Agreement, has read and understands the terms of the Plan, the Grant Notice, the Stock Option Agreement, the Exercise Notice and this Exercise Agreement, and agrees to be bound by their terms and conditions.  The Purchaser acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares, and that the Purchaser should consult a tax adviser prior to such exercise or disposition.

3.2  Purchase for Own Account for Investment.  The Purchaser is purchasing the Shares for the Purchaser’s own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act.  The Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Shares and no one other than the Purchaser has any beneficial ownership of any of the Shares.

3.3  Access to Information.  The Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that the Purchaser reasonably considers important in making the decision to purchase the Shares, and the Purchaser has had ample opportunity to ask questions of the Company’s representatives concerning such matters and this investment.

3.4  Understanding of Risks.  The Purchaser is fully aware of: (i) the highly speculative nature of the investment in the Shares; (ii) the financial hazards involved; (iii) the lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that the Purchaser may not be able to sell or dispose of the Shares or use them as collateral for loans); (iv) the qualifications and backgrounds of the management of the Company; and (v) the tax consequences of investment in the Shares.  The Purchaser is capable of evaluating the merits and risks of this investment, has the ability to protect his or her own interests in this transaction and is financially capable of bearing a total loss of this investment.

3.5  No General Solicitation.  At no time was the Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares.

4.  COMPLIANCE WITH SECURITIES LAWS.

4.1  Compliance with U.S. Federal Securities Laws.  The Purchaser understands and acknowledges that the Shares have not been registered with the SEC under the Securities Act and that, notwithstanding any other provision of the Grant Notice and/or Stock Option Agreement to the contrary, the exercise of any rights to purchase any Shares is expressly conditioned upon compliance with the Securities Act and all applicable state securities laws.  The Purchaser agrees to cooperate with the Company to ensure compliance with such laws.

4.2           Compliance with Applicable State Securities Laws.  ANY PROVISION OF THIS EXERCISE AGREEMENT THAT IS INCONSISTENT WITH APPLICABLE STATE SECURITIES REGULATIONS SHALL, WITHOUT FURTHER ACT OR AMENDMENT BY THE COMPANY OR THE BOARD, BE REFORMED TO COMPLY WITH THE REQUIREMENTS OF SUCH REGULATIONS.  THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS EXERCISE AGREEMENT, IF NOT YET QUALIFIED WITH ANY APPLICABLE STATE AGENCY AND NOT EXEMPT FROM SUCH QUALIFICATION, IS SUBJECT TO SUCH QUALIFICATION, AND THE ISSUANCE OF SUCH SECURITIES, AND THE RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION, IS UNLAWFUL UNLESS THE SALE IS EXEMPT.  THE RIGHTS OF THE PARTIES TO THIS EXERCISE AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION BEING AVAILABLE.

5.  RESTRICTED SECURITIES.

5.1  No Transfer Unless Registered or Exempt.  The Purchaser understands that the Purchaser may not transfer any Shares unless such Shares are registered under the Securities Act or qualified under applicable state securities laws or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available.  The Purchaser understands that only the Company may file a registration statement with the SEC and that the Company is under no obligation to do so with respect to the Shares.  The Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit the Purchaser to transfer all or any of the Shares in the amounts or at the times proposed by the Purchaser.

5.2  SEC Rule 144.  In addition, the Purchaser has been advised that SEC Rule 144 promulgated under the Securities Act, which permits certain limited sales of unregistered securities, is not presently available with respect to the Shares and, in any event, requires that the Shares be held for a minimum of one (1) year, and in certain cases two (2) years, after they have been purchased and paid for (within the meaning of Rule 144).  The Purchaser understands that Rule 144 may indefinitely restrict transfer of the Shares so long as the Purchaser remains an “affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available.

5.3  SEC Rule 701.  The Shares are issued pursuant to SEC Rule 701 promulgated under the Securities Act and may become freely tradable by non-affiliates (under limited conditions regarding the method of sale) ninety (90) days after the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the SEC, subject to the lengthier market standoff agreement contained in Section 7 of this Exercise Agreement or any other agreement entered into by the Purchaser.  Affiliates must comply with the provisions (other than the holding period requirements) of Rule 144.

6.  RESTRICTIONS ON TRANSFERS.

6.1  Disposition of Shares.  The Purchaser hereby agrees that the Purchaser shall make no disposition of the Shares (other than as permitted by this Exercise Agreement) unless and until:

(a)  The Purchaser shall have notified the Company of the proposed disposition and provided a written summary of the terms and conditions of the proposed disposition;

(b)  The Purchaser shall have complied with all requirements of this Exercise Agreement applicable to the disposition of the Shares;

(c)  The Purchaser shall have provided the Company with written assurances, in form and substance satisfactory to counsel for the Company, that (i) the proposed disposition does not require registration of the Shares under the Securities Act or (ii) all appropriate actions necessary for compliance with the registration requirements of the Securities Act or of any exemption from registration available under the Securities Act (including Rule 144) have been taken; and

(d)  The Purchaser shall have provided the Company with written assurances, in form and substance satisfactory to the Company, that the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Shares pursuant to the provisions of the Regulations referred to in Section 4.2 hereof.

6.2  Transferee Obligations.  Each person (other than the Company) to whom the Shares are transferred by means of one of the permitted transfers specified in this Exercise Agreement must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Exercise Agreement, to the same extent such Shares would be so subject if retained by the Purchaser.

7.  MARKET STANDOFF AGREEMENT.  The Purchaser agrees in connection with any registration of the Company’s securities that, upon the request of the Company or the underwriters managing any public offering of the Company’s securities, the Purchaser will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) after the effective date of such registration requested by such managing underwriters and subject to all restrictions as the Company or the underwriters may specify.  The Purchaser further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing.

8.  RIGHTS AS A STOCKHOLDER.  Subject to the terms and conditions of this Exercise Agreement, the Purchaser will have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that Shares are issued to the Purchaser until such time as the Purchaser disposes of the Shares.

9.  RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS.

9.1  Legends.  The Purchaser understands and agrees that the Company will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Shares, together with any other legends that may be required by state or U.S. Federal securities laws, the Company’s Certificate of Incorporation or Bylaws, any other agreement between the Purchaser and the Company or any agreement between the Purchaser and any third party:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER, AS SET FORTH IN A STOCK OPTION EXERCISE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.  SUCH PUBLIC SALE AND TRANSFER RESTRICTIONS, ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A 180 DAY MARKET STANDOFF RESTRICTION AS SET FORTH IN A CERTAIN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.  AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF ANY PUBLIC OFFERING OF THE COMMON STOCK OF THE ISSUER HEREOF.  SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.

9.2  Stop-Transfer Instructions.  The Purchaser agrees that, to ensure compliance with the restrictions imposed by this Exercise Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

9.3  Refusal to Transfer.  The Company will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares have been so transferred.

10.  TAX CONSEQUENCES.THE PURCHASER UNDERSTANDS THAT THE PURCHASER MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF THE PURCHASER’S PURCHASE OR DISPOSITION OF THE SHARES.  THE PURCHASER REPRESENTS:  (i) THAT THE PURCHASER HAS CONSULTED WITH ANY TAX ADVISER THAT THE PURCHASER DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND (ii) THAT THE PURCHASER IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.  Set forth below is a brief summary as of the date the Plan was adopted by the Board of some of the U.S. Federal and applicable state tax consequences of exercise of the Option and disposition of the Shares.  THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  THE PURCHASER SHOULD CONSULT HIS OR HER OWN TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

10.1  Exercise of Incentive Stock Option.  If the Option qualifies as an ISO, there will be no regular U.S. Federal income tax liability or applicable state income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be treated as a tax preference item for U.S. Federal alternative minimum tax purposes and may subject the Purchaser to the alternative minimum tax in the year of exercise.

10.2  Exercise of Nonqualified Stock Option.  If the Option does not qualify as an ISO, there may be a regular U.S. Federal income tax liability and an applicable state income tax liability upon the exercise of the Option.  The Purchaser will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price.  If the Purchaser is or was an employee of the Company, the Company may be required to withhold from the Purchaser’s compensation or collect from the Purchaser and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

10.3  Disposition of Shares. The following tax consequences may apply upon disposition of the Shares.

(a)  Incentive Stock Options.  If the Shares are held for more than twelve (12) months after the date of purchase of the Shares pursuant to the exercise of an ISO and are disposed of more than two (2) years after the Date of Grant as set forth in the Grant Notice, any gain realized on disposition of the Shares will be treated as long term capital gain for U.S. federal and applicable state income tax purposes.  If the Shares purchased under an ISO are disposed of within either of the applicable one (1) or two (2) year holding periods, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates in the year of the disposition) to the extent of the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price.

(b)  Nonqualified Stock Options.  If the Shares are held for more than twelve (12) months after the date of purchase of the Shares pursuant to the exercise of an NQSO, any gain realized on disposition of the Shares will be treated as long-term capital gain.

(c)  Withholding.  The Company may be required to withhold from the Purchaser’s compensation or collect from the Purchaser and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income.

11.  COMPLIANCE WITH LAWS AND REGULATIONS.  The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and the Purchaser with all applicable state and U.S. Federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

12.  SUCCESSORS AND ASSIGNS.  The Company may assign any of its rights under this Exercise Agreement.  This Exercise Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Exercise Agreement will be binding upon the Purchaser and the Purchaser’s heirs, executors, administrators, legal representatives, successors and assigns.

13.  GOVERNING LAW; SEVERABILITY.  This Exercise Agreement shall be governed by and construed in accordance with the internal laws of the State of , without giving effect to that body of laws pertaining to conflict of laws.  If any provision of this Exercise Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

14.  NOTICES.  Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices.  Any notice required to be given or delivered to the Purchaser shall be in writing and addressed to the Purchaser at the address indicated in the Exercise Notice or to such other address as the Purchaser may designate in writing from time to time to the Company.  All notices shall be deemed to have been given or delivered upon:  (i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); or (iii) one (1) business day after deposit with any return receipt express courier (prepaid).

15.  FURTHER INSTRUMENTS.  The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of the Exercise Notice and/or this Exercise Agreement.

16.  HEADINGS.  The captions and headings of this Exercise Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Exercise Agreement.  All references herein to Sections will refer to Sections of this Exercise Agreement.

17.  ENTIRE AGREEMENT.  The Plan, the Grant Notice, the Stock Option Agreement, the Exercise Notice and this Exercise Agreement, together with all Exhibits thereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of the Exercise Notice and this Exercise Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

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